Exhibit 10.2
FIRST AMENDMENT TO THE LEAR CORPORATION
SALARIED RETIREMENT RESTORATION PROGRAM
(Effective December 31, 2024)

THIS FIRST AMENDMENT to the Lear Corporation Salaried Retirement Restoration Program, effective December 31, 2024 (the “Program”) was approved on September 23, 2026, by the People and Compensation Committee of the Board of Directors of Lear Corporation, pursuant to the authority reserved to it under Article 9.2 of the Program, effective as of September 23, 2026.

1. Article 5.4 of the Plan is hereby deleted and replaced with the following:
“Vesting. Company Contributions described in Sections 5.1 and 5.2 vest after three (3) years of vesting service (as determined under the Savings Program), measured from a Participant’s commencement of employment with the Company. Notwithstanding the foregoing, if a Participant experiences an involuntary Separation from Service before completing three (3) years of vesting service, the Committee may, in its sole discretion, determine that all or any portion of the Company Contributions described in Sections 5.1 and 5.2 shall become vested as of such Separation from Service. Any such accelerated vesting shall not alter the time or form of payment otherwise applicable under the Participant’s Payment Schedule.

Company Contributions described in Section 5.3 vest according the schedule specified by the Participating Employer on or before the time the contributions are made.

All Accounts become one-hundred percent (100%) vested, if while employed by an Employer, a Participant dies, incurs a Disability or the Participant attains age 65.”

2. Except to the extent hereby amended, the Program shall remain in full force and effect.